Exhibit 99.1

Contact:	Ron Parham
Director of Investor Relations
Columbia Sportswear Company
(503) 985-4584
COLUMBIA SPORTSWEAR COMPANY
REPORTS THIRD QUARTER 2008 RESULTS AND SPRING 2009 BACKLOG
Highlights:
•	Third quarter 2008 consolidated net sales decreased 4 percent to $452.4 million, compared to third quarter 2007 net sales of $471.1 million.

•	Third quarter 2008 net income was $58.3 million, or $1.69 per diluted share, compared to net income of $62.6 million, or $1.72 per diluted share, for the third quarter of 2007.

•	The company expects fourth quarter 2008 net sales to decline 6-10 percent compared with the fourth quarter of 2007 and earnings per diluted share of approximately $0.60 – $0.70.

•	The company increased its guidance for fiscal 2008 earnings per diluted share to between approximately $2.80 and $2.90.

•	Global spring 2009 product backlog at September 30, 2008 totaled $370.9 million, 11 percent lower than backlog of $414.4 million at September 30, 2007; consolidated backlog, which includes fall 2008 product orders, was 7 percent lower at $645.1 million.

•	The board of directors declared a quarterly dividend of $0.16 per share, payable on November 26, 2008 to shareholders of record on November 13, 2008.
PORTLAND, Ore. — October 23, 2008 — Columbia Sportswear Company (NASDAQ: COLM), a global leader in the active outdoor apparel and footwear industries, today announced net sales of $452.4 million for the quarter ended September 30, 2008, a decrease of 4 percent compared to net sales of $471.1 million for the same period of 2007.
Third quarter net income totaled $58.3 million, or $1.69 per diluted share, compared with net income of $62.6 million, or $1.72 per diluted share, for the same period of 2007.
The 4 percent decrease in third quarter 2008 net sales consisted of a 5 percent decline in U.S. net sales to $271.3 million, a 10 percent decline in EMEA region net sales to $78.2 million and a 2 percent decline in Canada net sales to $56.8 million, partially offset by 10 percent growth in LAAP region net sales to $46.1 million. Changes in foreign currency exchange rates compared with the third quarter of 2007 contributed 6 percentage points of benefit to the EMEA net sales comparison and were insignificant to the consolidated net sales comparison and the net sales comparisons of Canada and LAAP. (See “Geographical Net Sales” table below.)
Compared with the third quarter of 2007, third quarter 2008 outerwear and sportswear net sales each declined 3 percent to $208.6 million and $157.5 million, respectively; and footwear net sales declined 11 percent to $63.6 million. These declines were partially offset by a 3 percent increase in accessories and equipment net sales to $22.7 million. (See “Categorical Net Sales” table below.)
Compared with the third quarter of 2007, third quarter 2008 Columbia brand net sales decreased 5 percent to $395.2 million and Sorel brand net sales decreased 1 percent to $19.0 million. These decreases were partially offset by a 19 percent increase in Mountain Hardwear brand net sales to

$35.2 million. Combined, net sales of Montrail and Pacific Trail brand products did not comprise a significant percentage of sales in the third quarter of either year. (See “Brand Net Sales” table below.)
The company ended the quarter with $145.3 million in cash and short-term investments, compared with $115.8 million at September 30, 2007. Accounts receivable declined $27.4 million, or 7 percent, to $366.2 million and inventories declined $19.2 million, or 6 percent, to $301.4 million, compared with September 30, 2007.
Tim Boyle, Columbia’s president and chief executive officer, commented, “Our third quarter results benefited from improved gross margins, primarily from our sportswear and footwear categories, and sound expense control. We continue to maintain a solid balance sheet free of long term debt, enabling us to move forward as planned with investments in new retail stores and increased marketing.”
Raising 2008 EPS Guidance
The company expects net sales in the fourth quarter of 2008 to decrease approximately 6 to 10 percent compared with last year’s fourth quarter and expects fourth quarter diluted earnings per share of between approximately $0.60 to $0.70 compared to $1.26 in last year’s fourth quarter, which included a tax benefit of $0.14 per diluted share.
The company now expects full year 2008 net sales to decline approximately 3 to 4 percent compared with 2007. However, based on earnings per share through September 30, 2008, the company raised its guidance for 2008 diluted earnings per share to between approximately $2.80 and $2.90.
Backlog
The company reported that as of September 30, 2008, spring 2009 backlog was $370.9 million, 11 percent lower than spring 2008 backlog of $414.4 million. The decline in backlog consisted of comparable percentage declines in the company’s apparel and footwear product categories. U.S. backlog was down on a percentage basis in the mid-teens and EMEA backlog was down low-double digits. In the two smaller regions, lower backlog in Canada was more than offset by increased backlog in the LAAP region. Changes in currency exchange rates had an immaterial effect on the backlog comparisons.
Consolidated product backlog, which includes both global fall and spring orders at September 30, 2008, was $645.1 million, a decline of 7 percent compared with consolidated product backlog of $692.7 million at September 30, 2007.
Mr. Boyle commented, “We are disappointed with the decline in spring backlog, but believe it reflects, in part, continued efforts by our retail partners to reduce overall inventory. We expect incremental sales from our new retail stores to help offset a portion of that wholesale weakness.”
Boyle concluded, “Despite a weak global retail environment, the outdoor market has been resilient and we’ve continued to generate growth through our international distributors and our subsidiaries in Japan and Korea. In addition, our Mountain Hardwear brand has generated consistent growth within the U.S. outdoor specialty channel where it is further establishing itself as the premier top-of-mountain brand. We are taking aggressive action across our organization to elevate our brands and capitalize on their long history of meeting the needs of the most demanding outdoor consumers. Our future will be defined by our renewed commitment to pioneering innovative products that resonate with consumers and that protect them better than any other alternative so they can enjoy their outdoor lifestyles year-round.”
Q1 2009 Outlook
The dynamic nature of the current economic environment limits the company’s visibility and its ability to predict future results. The decline in backlog is an indicator of lower wholesale revenues in the first quarter. In addition, the effects of foreign currency exchange rates may also amplify the revenue decline if the U.S. dollar continues to strengthen compared to certain foreign currencies. Incremental sales through the company’s new and existing retail stores are expected to partially offset a portion of the expected decline in wholesale sales. Spring product sales have historically accounted for a minority of the company’s full year business, making it difficult to project full year revenue and profitability levels until April when the company has more visibility into the fall season.
First quarter 2009 gross margins are expected to benefit from an increased mix of higher-margin sales from the company’s owned retail stores and favorable hedged currency rates. The company expects to discuss these projections in greater detail in January 2009 when it reports results for the fourth quarter and full year 2008.
Share Repurchase Program
During the third quarter, the company repurchased approximately 902,000 shares of common stock at an aggregate purchase price of $34.8 million, and during the first week of October 2008, reached the limit of the board’s prior authorizations with the repurchase of approximately 112,000 additional shares at an aggregate purchase price of $4.5 million.
At its regular October meeting, the company’s board of directors authorized the repurchase of up to an additional $100 million of Columbia common stock in market or negotiated transactions. The repurchase program does not obligate the Company to acquire any specific number of shares or to acquire shares over any specified period of time
Dividend
The board of directors approved a dividend of $0.16 per share, payable on November 26, 2008 to shareholders of record on November 13, 2008.
Conference Call
The Company will host a conference call to elaborate on third quarter 2008 results and anticipated future performance on Thursday, October 23, 2008 at 5:00 p.m. Eastern. To participate, please dial 800-851-3059 in the United States, Conference ID # 68372508. Outside the United States, please dial 706-679-8430. The call will also be webcast live on the investor information section of the Company’s website at www.columbia.com, where it will remain available until Thursday, January 15, 2009.
About Columbia Sportswear
Founded in 1938 in Portland, Oregon, Columbia Sportswear Company is a global leader in the design, sourcing, marketing and distribution of active outdoor apparel and footwear. As one of the largest outerwear manufacturers in the world and a leading seller of skiwear in the United States, the company has developed an international reputation for quality, performance, functionality and value. The company manages a portfolio of outdoor brands including Columbia Sportswear, Mountain Hardwear, Sorel, Montrail and Pacific Trail. To learn more about Columbia, please visit the company’s website at www.columbia.com.

Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the federal securities laws, including statements regarding anticipated results, net sales, gross margins, cash flows, earnings, and strategic initiatives in future periods. Actual results could differ materially from those projected in these and other forward-looking statements. The company’s expectations, beliefs and projections are expressed in good faith and are believed to have a reasonable basis, however, each forward-looking statement involves a number of risks and uncertainties, including those set forth in this press release, those described in the company’s Annual Report on Form 10-K for the year ended December 31, 2007 and the company’s most recently filed Quarterly Report on Form 10-Q, under the heading “Risk Factors,” and other risks and uncertainties that have been or may be described from time to time in other reports filed by the company, including reports on Form 8-K, Form 10-Q and Form 10-K. Potential risks and uncertainties that may affect our future revenues, earnings and performance and could cause the actual results of operations or financial condition of the company to differ materially from those expressed or implied by forward-looking statements in this release include: unfavorable economic conditions generally and weakness in consumer confidence; international risks, including changes in quotas and tariffs or other duties, political instability in foreign markets, exchange rate fluctuations, and trade disruptions; our ability to attract and retain key employees; the financial health of our customers and their continued ability to access credit markets to fund their ongoing operations; our ability to effectively deliver our products to customers in a timely manner; our reliance on product acceptance by consumers; the effects of unseasonable weather (including, for example, warm weather in the winter and cold weather in the spring, which affects consumer demand for the company’s products); our ability to integrate and manage acquired businesses; our dependence on independent manufacturers and suppliers; our ability to source finished products and components at competitive prices from independent manufacturers in foreign countries that may experience unexpected periods of inflation, labor and materials shortages or other manufacturing disruptions; the effectiveness of our sales and marketing efforts; intense competition in the industry (which we expect to increase); business disruptions and acts of terrorism or military activities around the globe; the effective implementation and expansion of our distribution facilities; our ability to implement our strategic initiatives and retail expansion plans; the operations of our computer systems and third party computer systems; and our ability to establish and protect our intellectual property.  The company cautions that forward-looking statements are inherently less reliable than historical information.  We do not undertake any duty to update any of the forward-looking statements after the date of this release to conform them to actual results or to reflect changes in events, circumstances or our expectations. New factors emerge from time to time and it is not possible for the company to predict all such factors, nor can it assess the impact of each such factor or the extent to which any factor, or combination of factors, may cause results to differ materially from those contained in any forward-looking statement.
- Financial tables follow-

COLUMBIA SPORTSWEAR COMPANY
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)
(Unaudited)

	September 30,
	2008	2007
Current Assets:
Cash and cash equivalents	$142,955	$48,914
Short-term investments	2,316	66,907
Accounts receivable, net	366,219	393,643
Inventories, net	301,378	320,593
Deferred income taxes	31,851	28,759
Prepaid expenses and other current assets	23,108	17,115

Total current assets	867,827	875,931

Property, plant and equipment, net	224,901	202,869
Intangibles and other non-current assets	70,031	70,447

Total assets	$1,162,759	$1,149,247

Current Liabilities:
Accounts payable	$84,778	$79,828
Accrued liabilities	74,638	76,489
Income taxes payable	20,893	17,441
Other current liabilities	83	204

Total current liabilities	180,392	173,962

Other long-term liabilities	31,010	25,811
Deferred income taxes	5,444	9,911
Shareholders’ equity	945,913	939,563

Total liabilities and shareholders’ equity	$1,162,759	$1,149,247

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2008	2007	2008	2007
Net sales	$452,415	$471,081	$962,925	$979,281
Cost of sales	250,362	267,550	544,552	558,477

Gross profit	202,053	203,531	418,373	420,804
	44.7%	43.2%	43.4%	43.0%

Selling, general, and administrative expense	120,824	112,197	315,992	281,780
Net licensing income	1,899	1,256	3,903	3,306

Income from operations	83,128	92,590	106,284	142,330

Interest income (expense), net	1,801	2,060	6,390	7,051

Income before income tax	84,929	94,650	112,674	149,381

Income tax expense	(26,600)	(32,041)	(36,184)	(50,649)

Net income	$58,329	$62,609	$76,490	$98,732

Net income per share:
Basic	$1.70	$1.73	$2.19	$2.73
Diluted	$1.69	$1.72	$2.19	$2.70
Weighted average shares outstanding:
Basic	34,411	36,112	34,856	36,157
Diluted	34,518	36,445	34,963	36,517

COLUMBIA SPORTSWEAR COMPANY
CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS
(In thousands)
(Unaudited)

	Nine Months Ended September 30,
	2008	2007
CASH FLOWS FROM OPERATING ACTIVITIES:
Net Income	$76,490	$98,732
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation and amortization	23,298	22,193
Deferred income tax provision (benefit)	(5,627)	593
Stock-based compensation	4,902	5,429
Other	(199)	1,457
Changes in operating assets and liabilities:
Accounts receivable	(70,355)	(97,097)
Inventories	(40,756)	(101,679)
Prepaid expenses and other current assets	(9,137)	(3,992)
Accounts payable and accrued liabilities	384	(6,468)
Other	26,489	12,410

Net cash provided by (used in) operating activities	5,489	(68,422)

CASH FLOWS FROM INVESTING ACTIVITIES:
Net sales (purchases) of short-term investments	79,228	88,341
Capital expenditures	(32,860)	(17,741)
Proceeds from sale of property, plant, and equipment	36	28

Net cash provided by investing activities	46,404	70,628

CASH FLOWS FROM FINANCING ACTIVITIES:
Repurchases of common stock	(79,623)	(17,739)
Cash dividends paid	(16,681)	(15,186)
Net proceeds from (repayments on) notes payable and long-term liabilities	(17)	(3,641)
Proceeds from issuance of common stock	3,541	14,279
Other	37	1,672

Net cash used in financing activities	(92,743)	(20,615)

NET EFFECT OF EXCHANGE RATE CHANGES ON CASH	(8,145)	2,443

NET DECREASE IN CASH AND CASH EQUIVALENTS	(48,995)	(15,966)

CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	191,950	64,880

CASH AND CASH EQUIVALENTS, END OF PERIOD	$142,955	$48,914

NON-CASH INVESTING ACTIVITIES:
Captial expenditures incurred but not yet paid	$7,539	$2,391

COLUMBIA SPORTSWEAR COMPANY
(In millions, except percentage changes)
(Unaudited)

	Three Months Ended September 30,			Nine Months Ended September 30,
	2008	2007	% Change	2008	2007	% Change

Geographical Net Sales to Unrelated Entities:

United States	$271.3	$284.2	(5)%	$522.7	$556.8	(6)%
Europe, Middle East, & Africa	78.2	87.3	(10)%	207.3	211.1	(2)%
Latin America & Asia Pacific	46.1	41.8	10%	135.2	115.9	17%
Canada	56.8	57.8	(2)%	97.7	95.5	2%

Total	$452.4	$471.1	(4)%	$962.9	$979.3	(2)%

Categorical Net Sales to Unrelated Entities:

Sportswear	$157.5	$161.9	(3)%	$434.1	$449.4	(3)%
Outerwear	208.6	215.8	(3)%	320.0	315.4	1%
Footwear	63.6	71.4	(11)%	157.4	166.8	(6)%
Accessories & Equipment	22.7	22.0	3%	51.4	47.7	8%

Total	$452.4	$471.1	(4)%	$962.9	$979.3	(2)%

Brand Net Sales to Unrelated Entities:

Columbia	$395.2	$418.2	(5)%	$856.5	$881.2	(3)%
Mountain Hardwear	35.2	29.5	19%	70.8	58.7	21%
Sorel	19.0	19.1	(1)%	25.1	25.8	(3)%
Montrail	2.6	2.6	—	9.3	11.0	(15)%
Pacific Trail	0.4	1.7	(76)%	1.2	2.6	(54)%

Total	$452.4	$471.1	(4)%	$962.9	$979.3	(2)%

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